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                      May 26, 2023

       Donald Goree
       Chief Executive Officer
       HNR Acquisition Corp.
       3730 Kirby Drive, Suite 1200
       Houston, TX 77098

                                                        Re: HNR Acquisition
Corp.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2022
                                                            Filed March 31,
2023
                                                            File No. 001-41278

       Dear Donald Goree:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation